Exhibit 5.1

Ernest M. Stern | PARTNER
1701 Pennsylvania Ave., N.W.
Suite 200
Washington, D.C. 20006
Office: 844.285.4263 Ext. 758
Cell: 301.910.2030
estern@cm.law

January 16, 2025

Via Email (skiront@craftcm.com)

Craft Capital Management LLC

377 Oak Street, Lower Concourse

Garden City, NY 11530

Attention: Stephen Kiront, Chief Operating Officer

Re: Giftify, Inc.

Ladies and Gentlemen,

We have acted as securities counsel to Giftify, Inc., a Delaware corporation (the “Company”), in connection with the sale of an aggregate of 600,000 shares of Common Stock (the “Purchased Shares”) par value $0.001, at a price of $1.00 per share, of the Company, pursuant to the Placement Agency Agreement (the “Placement Agency Agreement”), dated January 15, 2025, and that certain registration statement on Form S-3 (Registration No. 333-282322), as amended (the “Registration Statement”). This opinion is being delivered to you in accordance with Section 9(D) of the Placement Agency Agreement. Capitalized terms used herein but otherwise defined shall have the meaning set forth in the Placement Agency Agreement.

In our capacity as counsel to the Company, we have examined, among other things, originals, or copies identified to our satisfaction as being true copies, of the following:

A. The Placement Agency Agreement;

B. The Certificate of Incorporation of the Company, as amended and in effect on the date hereof (the “Certificate of Incorporation”);

C. The Bylaws of the Company, as amended and in effect on the date hereof (the “Bylaws” and, together with the Certificate of Incorporation, the “Charter Documents”);

D. The resolutions of the Board of Directors of the Company of the Board of Directors approving the offering of the Securities pursuant to the Registration Statement (the “Offering”);

E. The good standing of the Company certified by the Secretary of State of Delaware on January 15, 2025;

F. The Officer’s Certificate and Secretary’s Certificate delivered to us by the Company pursuant to Section 9(F) and (G), respectively, of the Placement Agency Agreement;

G. The Registration Statement;

H. The Prospectus contained in the Registration Statement;

I. The Prospectus Supplement;

Craft Capital Management LLC

January 16, 2025

J. All agreements, leases, contracts, indentures, mortgages, deeds of trust and other agreements to which the Company is a party or by which the Company or any of its subsidiaries is bound filed as an exhibit to the Registration Statement (the “Material Agreements”); and

K. Such other records, certificates, documents and instruments, certified or otherwise identified to our satisfaction, as we have considered necessary or appropriate for the purposes of this opinion.

In addition, we have obtained from public officials and from officers and other representatives of the Company such other certificates and assurances as we consider necessary for purposes of this opinion, copies of which have been provided to you. We have assumed the accuracy of all copies provided to us, the legal capacity of the individual signatories to all documents and the due authorization, execution and delivery of the Placement Agency Agreement. We have also assumed the genuineness of all signatures.

As used in this opinion, the expressions “to our knowledge” and “known to us” with reference to matters of fact means that, after considering the actual knowledge of those attorneys in our firm who have given substantive attention to the Company’s affairs, but not including any constructive or imputed notice of any other information, we find no reason to believe that the factual statements expressed herein are incorrect. Beyond that, we have made no independent factual investigation for the purpose of rending the opinions set forth herein, except as aforesaid or as otherwise specified in this opinion letter.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the federal laws of the United States of America, and the Delaware General Corporate Law (the “DGCL”). Moreover, to the extent that any of the Material Agreements are governed by the laws of any jurisdiction other than the State of New York, our opinions relating to those Material Agreements are based solely upon the plain meaning of their language as though New York law, as appropriate, applied, without regard to interpretation or construction that might be indicated by the laws stated as governing those Material Agreements.

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in the reports of the New York Tri-Bar Opinion Committee.

Craft Capital Management LLC

January 16, 2025

Our opinions are subject to (a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium, and other similar laws and court decisions relating to or affecting the rights and remedies of creditors, (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, and fair dealing, and the discretion of the court before which a proceeding is brought, and (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or otherwise illegal. Furthermore, we neither express nor imply any opinion as to (1) any provision for liquidated damages, default interest, default charges, late charges, monetary penalties, make-whole premiums, or other economic remedies to the extent such provisions are deemed to constitute a penalty, (2) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (3) waivers of rights or defenses, (4) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (5) any provision permitting, upon acceleration of any debt securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (6) the creation, validity, attachment, perfection, or priority of any lien or security interest, (7) advance waivers of claims, defenses, rights granted by law, notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (8) waivers of broadly or vaguely stated rights, (9) provisions for exclusivity, election, or cumulation of rights or remedies, (10) provisions authorizing or validating conclusive or discretionary determinations, (11) grants of setoff rights, (12) proxies, powers, and trusts, (13) any law, rule, or regulation relating to usury, (14) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, or (15) the severability, if invalid, of provisions to the foregoing effect. We neither express nor imply any opinion regarding the validity, binding effect, or enforceability of any agreement except to the extent expressly stated above in this opinion letter.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has all requisite power and authority under its Organizational Documents to own and operate its properties and assets and to carry on its business as described in each of the Registration Statement, the Pricing Prospectus and the Final Prospectus.

2.	The Company’s authorized capital stock is as set forth in the Registration Statement, Pricing Prospectus and Prospectus. The Securities conform in all material respects to the descriptions thereof contained in the Registration Statement, Pricing Prospectus and Prospectus. The form of certificate used to evidence the Shares complies in all material respects with all applicable statutory requirements and with any applicable requirements of the Certificate of Incorporation or Bylaws of the Company.

3.	All necessary corporate action has been duly and validly taken by the Company to authorize the execution, delivery and performance of the Placement Agency Agreement and the issuance and sale of the Securities. The Placement Agency Agreement has been duly authorized, executed and delivered by the Company.

4.	The Placement Agency Agreement is a valid and binding agreement or obligation of the Company, enforceable against the Company in accordance with its terms. The Placement Agency Agreement has been delivered by the Company, to the extent that delivery is governed under New York law.

5.	The Shares have been duly authorized and, when issued in accordance with the terms of the Placement Agency Agreement, will be validly issued, fully paid and non-assessable.

6.	The Shares are free of statutory preemptive rights, rights of first refusal and restrictions upon voting or transfer contained in the Certificate of Incorporation or Bylaws of the Company or in the Material Agreements.

Craft Capital Management LLC

January 16, 2025

7.	The Registration Statement, Pricing Prospectus and Prospectus complied as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder (in each case other than the financial statements and schedules and other company and financial data included or incorporated by reference therein, as to which we express no opinion). Based solely upon the Officer’s Certificate, to our knowledge, the Company is not a party to any contract, agreement or document of a character that is required to be filed as an exhibit to, or incorporated by reference in, the Registration Statement or described in the Registration Statement, Pricing Prospectus and Prospectus that has not been so filed, incorporated by reference or described as required; provided, however, that notwithstanding the foregoing we have relied upon the judgment of the Company regarding the materiality of these agreements.

8.	The Prospectus was filed by the Company with the Commission in the manner and within the time period required by Rule 424(b) under the Securities Act. To our knowledge, based on a review of the portion of the SEC website pertaining to stop orders available at http://www.sec.gov/litigation/stoporders.shtml, no stop order proceedings with respect thereto are pending or threatened under the Securities Act and any required filing of the Prospectus, pursuant to Rule 424 under the Securities Act has been made in the manner required by such Rule 424.

9.	No consent, approval, license or exemption by, order or authorization of, or filing, recording or registration with any governmental authority of the United States of America or the State of New York or the State of Delaware is required to be obtained or made by the Company in connection with (i) the issuance and sale of the Securities or (ii) the due authorization, execution, delivery or performance of the Transaction Documents by the Company except such as have been obtained and such as may be required under the applicable state securities or “blue sky” laws or under the rules of the Financial Industry Regulatory Authority or The Nasdaq Stock Market, as to which we express no opinion.

10.	The execution and delivery of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated therein, do not violate, conflict with or constitute a breach of (a) the Company’s Certificate of Incorporation or the Bylaws, (b) to our knowledge, any federal or New York statute, the DGCL, or any rule or regulation under such a statute applicable to the Company.

11.	The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds therefrom as described under “Use of Proceeds” in the Registration Statement, Pricing Prospectus and Prospectus, will not be an “investment company,” as such terms are defined in the Investment Company Act.

12.	The information in the Registration Statement under the heading “Description of Capital Stock,” insofar as such statements constitute a summary of documents or matters of law, are accurate in all material respects and present fairly the information required to be shown.

13.	To the best of our knowledge the he Registration Statement, at the time the Registration Statement became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, it being understood that we make no statement as to any financial statements (including notes thereto) or financial schedules or other financial, accounting or statistical data included, or incorporated by reference, in, or omitted from, the Registration Statement or the Prospectus.

Craft Capital Management LLC

January 16, 2025

We confirm to you that we are not representing the Company in any pending litigation in which the Company is a named defendant that challenges the validity or enforceability of the Transaction Documents or seeks to enjoin the performance of the Transaction Documents.

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters in this letter. In addition, this opinion is provided solely to you in connection with your role as Placement Agent for the offering by the Company under the Placement Agency Agreement for the Purchased Shares and may not be relied upon by you for any other purpose or relied upon by any other person or furnished to any other person without our prior written consent.

Very truly yours,

/s/ CM Law PLLC
CM Law PLLC